EXHIBIT 99.1

Hooker Furniture Reports Strong Income and Revenue Gains for Fiscal Year, Fourth Quarter

MARTINSVILLE, Va., April 7, 2015 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported consolidated net sales of $244.4 million and net income of $12.6 million, or $1.16 per diluted share, for its fifty-two week fiscal year ended February 1, 2015.

Sales increased by $16.1 million, or 7% for fiscal 2015 compared to the prior year. Annual net income increased 58.7%, or $4.7 million. Earnings per share increased to $1.16 per diluted share compared to $0.74 for last year. The increase in net income was driven by operating profitability improvements in all segments.

For the fiscal 2015 fourth quarter, consolidated net sales increased 12.7% to $64.9 million, compared to $57.6 million for last year's fourth quarter. Consolidated net income for the fiscal 2015 fourth quarter increased $2.3 million to $4.3 million, or $0.40 per diluted share due to higher net sales in all segments, decreased discounting in the casegoods segment and lower upholstery manufacturing costs.

After reporting the highest quarterly net sales in six years for the third quarter, "Momentum continued to build, resulting in an outstanding fourth quarter that surpassed expectations and made for a great year," said Paul B. Toms Jr., chairman and chief executive officer.

On the strength of the double-digit sales increase in the fourth quarter, the Company "improved profitability in all segments in addition to making progress on multiple operational and strategic fronts during the year," Toms said.

Consolidated operating profitability increased by $6.5 million or 52.4% in fiscal 2015, over the prior year primarily due to a casegoods segment operating profitability improvement of $5.1 million and upholstery segment operating profitability increase of nearly one million dollars.

Gross profit increased in the fiscal 2015 annual period, in both absolute terms and as a percentage of net sales, due to increased net sales in all operating segments, lower discounting in the casegoods segment and reduced manufacturing costs in the upholstery segment.

The casegoods segment led the way, in sales and profitability, with shipments up $10 million for the year. "The increase was driven by a stronger, broader product assortment, 60% plus growth in container direct sales, 40% plus growth in international businesses and lower discounting," Toms said. "We gained traction in the 'better' price points of our "good-better-best" assortment through greater merchandising focus and the opening of a Vietnam distribution center to service a mixed container program."

Toms credited better finished goods forecasting and inventory management for significantly lower discounting throughout the year. "Efforts over the past two years to improve sales and operations planning processes paid off with the right mix of best-selling product in stock to ship on a timely basis throughout the year," he said.

While sales in the upholstery segment increased at a somewhat lower rate than casegoods, Sam Moore Furniture and Bradington-Young reported single-digit revenue gains, as Sam Moore significantly improved service, reducing delivery times to 4 to 6 weeks during the second half of the year.

In addition, "Our two new strategic initiatives, Homeware and H Contract, contributed about $5 million of sales for the year, and H Contract reported a small operating profit," Toms said.

"While our increase in profitability was driven by casegoods, improved performance at Sam Moore, continued profitability gains at Bradington-Young and a small operating profit at H Contract all played a significant role as well," Toms said. "The profitability performance for the year says a lot about the leverage in our business model."

Cash, Debt and Inventory

The Company finished the 2015 fiscal year with $38.7 million in cash and cash equivalents and no long-term debt. Additionally, $13.5 million was available on its $15.0 million revolving credit facility, net of $1.5 million reserved for standby letters of credit. Consolidated inventories stood at $45.0 million, down $4 million from the fiscal 2014 year end.

Business Outlook

"Our business was hitting on all cylinders across all product lines, types of retailers and geographic regions in the fourth quarter," said Toms. "However, business slowed somewhat in the first two months of our fiscal first quarter, which is typical.

"We have experienced increased ocean freight rates since late July and expect some margin deterioration in our first quarter results. However, we expect to mitigate these increases by our second fiscal quarter," Toms continued. "Overall economic conditions are favorable to the furniture industry, with new and existing home sales the strongest in recent years. Housing affordability remains good and significant improvements in the unemployment rate and job growth are positive indicators. We are optimistic that housing and furniture retailing will continue to strengthen, and believe we are well positioned with a fresh and salable product line across all brands and the right inventory to service our customers throughout the country," Toms concluded.

Conference Call Details

Hooker Furniture will present its fiscal 2015 annual and fourth quarter results via teleconference and live internet web cast on Tuesday afternoon, April 7, 2015, at 2:00 PM Eastern Time. The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2013 shipments to U.S. retailers, Hooker Furniture Corporation is a residential wood, metal and upholstered furniture resource in its 90th year of business. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture primarily in the upper-medium price points sold under the Hooker Furniture brand. Hooker's residential upholstered seating product lines include: Bradington-Young, a specialist in upscale motion and stationary leather furniture; Sam Moore Furniture, a specialist in fabric upholstery with an emphasis on cover-to-frame customization; and Hooker Upholstery, which focuses on imported leather upholstered furniture targeted at the upper-medium price-range. The Homeware product line offers direct-to-consumer, customer-assembled, modular upholstered and casegoods products designed for younger and more mobile furniture customers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. Please visit our websites at hookerfurniture.com, bradington-young.com, sammoore.com, homeware.com, and hcontractfurniture.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) our ability to successfully implement our business plan to increase sales and improve financial performance; (3) the cost and difficulty of marketing and selling our products in foreign markets; (4) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (5) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (6) when or whether our new business initiatives, including, among others, H Contract and Homeware, become profitable; (7) price competition in the furniture industry; (8) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (9) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (10) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (12) the interruption, inadequacy, security failure or integration failure of our information systems or information technology infrastructure, related service providers or the internet; (13) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (14) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (15) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (16) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (17) capital requirements and costs; (18) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (19) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, declines in consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (20) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; (21) higher than expected employee medical costs;  and (22) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2014. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Thirteen	Thirteen	Fifty-two	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 1,	February 2,	February 1,	February 2,
	2015	2014	2015	2014

Net sales	$ 64,903	$ 57,572	$ 244,350	$ 228,293

Cost of sales	47,401	43,618	181,550	173,568

Gross profit	17,502	13,954	62,800	54,725

Selling and administrative expenses	10,994	10,480	43,752	42,222

Operating income	6,508	3,474	19,048	12,503

Other income, (expense), net	167	10	350	(35)

Income before income taxes	6,675	3,484	19,398	12,468

Income tax expense	2,376	1,485	6,819	4,539

Net income	$ 4,299	$ 1,999	$ 12,579	$ 7,929

Earnings per share:
Basic	$ 0.40	$ 0.19	$ 1.17	$ 0.74
Diluted	$ 0.40	$ 0.19	$ 1.16	$ 0.74

Weighted average shares outstanding:
Basic	10,746	10,724	10,736	10,722
Diluted	10,776	10,758	10,771	10,752

Cash dividends declared per share	$ 0.10	$ 0.10	$ 0.40	$ 0.40

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 1,	February 2,	February 1,	February 2,
	2015	2014	2015	2014

Net Income	$ 4,299	$ 1,999	$ 12,579	$ 7,929
Other comprehensive income (loss):
Amortization of actuarial (loss) gain	(649)	(84)	(687)	(163)
Income tax effect on amortization of actuarial gains	233	31	254	59
Adjustments to net periodic benefit cost	(416)	(53)	(433)	(104)

Comprehensive Income	$ 3,883	$ 1,946	$ 12,146	$ 7,825

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

As of	February 1,	February 2,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$ 38,663	$ 23,882
Accounts receivable, less allowance for doubtful accounts of $1,329 and $1,243 on each date	32,245	29,393
Inventories	44,973	49,016
Prepaid expenses and other current assets	2,353	2,413
Deferred taxes	1,808	1,664
Income tax recoverable	--	682
Total current assets	120,042	107,050
Property, plant and equipment, net	22,824	23,752
Cash surrender value of life insurance policies	20,373	18,891
Deferred taxes	4,084	4,051
Intangible assets	1,382	1,382
Other assets	2,050	355
Total non-current assets	50,713	48,431
Total assets	$ 170,755	$ 155,481

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 10,293	$ 7,077
Accrued salaries, wages and benefits	4,824	3,478
Accrued commissions	916	934
Other accrued expenses	2,180	759
Customer deposits	853	659
Total current liabilities	19,066	12,907
Deferred compensation	8,329	7,668
Income tax accrual	90	103
Other long-term liabilities	360	--
Total long-term liabilities	8,779	7,771
Total liabilities	27,845	20,678

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,774 and 10,753 shares issued and outstanding on each date	17,852	17,585
Retained earnings	125,393	117,120
Accumulated other comprehensive income	(335)	98
Total shareholders' equity	142,910	134,803
Total liabilities and shareholders' equity	$ 170,755	$ 155,481

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

For the 52 Week Periods Ended February 1, 2015 and February 2, 2014 and the 53 Week Period Ended February 3, 2013

	2015	2014	2013
Operating Activities:
Net income	$ 12,579	$ 7,929	$ 8,626
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,599	2,491	2,566
(Gain) loss on disposal of assets	(23)	(8)	32
Deferred income tax expense	(135)	340	20
Non-cash restricted stock and performance awards	123	338	465
Provision for doubtful accounts	928	456	61
Changes in assets and liabilities
Trade accounts receivable	(3,780)	(1,576)	(2,526)
Income tax recoverable	682	(682)	--
Inventories	4,043	856	(15,736)
Gain on life insurance policies	(709)	(147)	(680)
Prepaid expenses and other current assets	(76)	30	172
Trade accounts payable	3,216	(4,499)	2,387
Accrued salaries, wages and benefits	1,347	162	(539)
Accrued income taxes	1,314	(751)	1,444
Accrued commissions	(18)	(62)	44
Customer deposits	194	659	--
Other accrued (income) expenses	109	(31)	251
Deferred compensation	317	88	80
Other long-term liabilities	58	103	--
Net cash provided by (used in) operating activities	22,768	5,696	(3,333)

Investing Activities:
Purchases of property, plant and equipment	(2,994)	(3,471)	(4,061)
Proceeds received on notes receivable	31	36	37
Proceeds from sale of property and equipment	71	22	303
Purchase of intangible	--	(125)	--
Premiums paid on life insurance policies	(789)	(834)	(902)
Proceeds received on life insurance policies	--	517	--
Net cash used in investing activities	(3,681)	(3,855)	(4,623)

Financing Activities:
Cash dividends paid	(4,306)	(4,301)	(5,386)
Purchase and retirement of common stock	--	--	(671)
Net cash used in financing activities	(4,306)	(4,301)	(6,057)

Net increase (decrease) in cash and cash equivalents	14,781	(2,460)	(14,013)
Cash and cash equivalents at the beginning of year	23,882	26,342	40,355
Cash and cash equivalents at the end of year	$ 38,663	$ 23,882	$ 26,342

Supplemental schedule of cash flow information:
Income taxes paid, net	$ 4,696	$ 5,534	$ 2,901
CONTACT: For more information, contact:
         Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul A. Huckfeldt, Senior Vice President,
         Finance & Accounting & Chief Financial Officer
         Phone: (276) 666-3949